Filed Pursuant to Rule 424(b)(5)

Registration No. 333-226650

PROSPECTUS SUPPLEMENT

(To Prospectus Dated July 15, 2019)

Common Stock

This prospectus supplement supplements the prospectus dated July 15, 2019 related to the offer and sale of shares of our common stock, $0.001 par value per share, pursuant to a Capital on Demand™ Sales Agreement, or the Sales Agreement, dated July 1, 2019, with JonesTrading Institutional Services LLC, or JonesTrading, in “at the market offering” as defined in Rule 415(a)(4) under the Securities Act of 1933. As of the date of this prospectus supplement, we have terminated the offer and sale of shares in at-the-market offerings under the sales agreement prospectus.

As of the date of this prospectus supplement, we had sold an aggregate of 1,263,059 shares of our common stock under the Sales Agreement for aggregate gross proceeds of $762,000.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is June 3, 2020.